SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
                                (Amendment No. 1)

--------------------------------------------------------------------------------


                           TeleSpectrum Worldwide Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    87951U109
--------------------------------------------------------------------------------
                                  (CUSP Number)



                                   BNP Paribas
                               787 Seventh Avenue
                               New York, NY 10019
                                 (212) 841-2000
                               Attn: Amy Kirschner
--------------------------------------------------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                 April 30, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                    Page 2 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BNP Paribas (f/k/a Banque Nationale de Paris)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         France
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                             100,184,962
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                                 0
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                   100,184,962
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         100,184,962+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock or exercise of the BNP Warrants, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                    Page 3 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         PPM America, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        92,465,056
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    92,465,056
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         92,465,056+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                    Page 4 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Wells Fargo Bank, N.A.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        30,596,930
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    30,596,930
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,596,930+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                    Page 5 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         First Source Loan Obligations Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        52,839,524
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    52,839,524
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         52,839,524+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.8%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                    Page 6 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         First Dominion Funding III
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        57,888,306
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    57,888,306
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         57,888,306+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                    Page 7 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleet National Bank
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        79,251,064
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    79,251,064
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         79,251,064+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                    Page 8 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Van Kampen Prime Rate Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        55,331,024
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    55,331,024
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         55,331,024+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                    Page 9 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Van Kampen Senior Floating Rate Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        55,331,024
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    55,331,024
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         55,331,024+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                   Page 10 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Van Kampen Senior Income Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        55,331,024
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    55,331,024
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         55,331,024+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                   Page 11 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Archimedes Funding, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        28,944,153
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    28,944,153
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         28,944,153+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                   Page 12 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Archimedes Funding II, LTD
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        21,272,308
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    21,272,308
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         21,272,308+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                   Page 13 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Endurance CLO I, LTD
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        17,366,492
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    17,366,492
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,366,492+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                   Page 14 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         KZH ING-2 LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        28,944,153
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    28,944,153
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         28,944,153+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                   Page 15 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         KZH ING-3 LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        11,577,661
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    11,577,661
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,577,661+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

-------------------------                              -------------------------
CUSIP NO. 87951U109                    13D                   Page 16 of 45 Pages
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Spring Street Partners - I, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                    (b)  [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF                            7      SOLE VOTING POWER
SHARES                                                                       0
BENEFICIALLY                                ------------------------------------
OWNED BY                             8      SHARED VOTING POWER
EACH REPORT-                                                        52,839,524
ING PERSON                                  ------------------------------------
WITH                                 9      SOLE DISPOSITIVE POWER
                                                                             0
                                            ------------------------------------
                                     10     SHARED DISPOSITIVE POWER
                                                                    52,839,524
                                            ------------------------------------

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         52,839,524+
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         [X]++

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.8%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

+ The aggregate amounts in Rows 7 - 11 include shares of Common Stock currently outstanding and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stocks, as described in the text below.

++ The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to own beneficially as a member of a group including the other Group Members but as to which it disclaims beneficial ownership in Item 5(a) of the text below.

     This Schedule 13D/A (Amendment No. 1) amends and restates in its entirety the statement on Schedule 13D dated May 10, 2002 filed by BNP Paribas, PPM America, Inc., Wells Fargo Bank, N.A., First Source Loan Obligations Trust, First Dominion Funding III, Fleet National Bank, Van Kampen Prime Rate Income Trust, Van Kampen Senior Floating Rate Trust, Van Kampen Senior Income Trust, Archimedes Funding, L.L.C., Archimedes Funding II, LTD, Endurance CLO I, LTD, KZH ING-2 LLC and KZH ING-3 LLC with respect to the common stock, $0.01 par value, of TeleSpectrum Worldwide Inc. The purpose of this Schedule 13D/A (Amendment No. 1) is to add Spring Street Partners - I, L.P. (f/k/a TBH-I, L.P.) to the Statement as a Reporting Person.

     Item 1.  Security and Issuer.

     The class of equity securities to which this statement relates is the common stock, par value $0.01 per share (the "Common Stock"), of TeleSpectrum Worldwide Inc., a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 443 South Gulph Road, King of Prussia, Pennsylvania 19406.

     Item 2.  Identity and Background.

     This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"):

                    1. BNP Paribas (f/k/a Banque Nationale de Paris), a Societe Anonyme, or limited liability banking corporation, organized under the laws of the Republic of France ("BNP Paribas");

                    2. PPM America, Inc., a Delaware corporation ("PPM America"). Endeavour, LLC, a Delaware limited liability company ("Endeavour"), is the registered owner of the securities covered by the report of PPM America. PPM America serves as portfolio manager for Endeavour pursuant to a portfolio management agreement. PPM America takes the position that PPM America is the beneficial owner of such securities for purposes of reporting under Rule 13D due to the fact that Endeavour has delegated all of its power to vote and to acquire and dispose of securities to PPM America pursuant to the portfolio management agreement;

                    3. Wells Fargo Bank, N.A., a United States national bank ("Wells Fargo");

                    4. First Source Loan Obligations Trust, a Delaware business trust ("First Source");

                    5. First Dominion Funding III, a Cayman Islands limited liability company ("First Dominion");

                    6. Fleet National Bank, a federally chartered national banking association ("Fleet");

                    7. Van Kampen Prime Rate Income Trust, a Massachusetts business trust ("VKM Prime Rate");

                    8. Van Kampen Senior Floating Rate Trust, a Massachusetts business trust ("VKM Floating Rate");

                    9. Van Kampen Senior Income Trust, a Massachusetts business trust ("VKM Senior Income");

                    10. Archimedes Funding, L.L.C., a Delaware limited liability company ("Archimedes");

                    11. Archimedes Funding II, LTD, a Cayman Islands limited liability company ("Archimedes II");

                    12. Endurance CLO I, LTD, a Cayman Islands limited liability company ("Endurance");

                    13. KZH ING-2 LLC, a Delaware limited liability company ("KZH 2");

                    14. KZH ING-3 LLC, a Delaware limited liability company ("KZH 3"); and

                    15. Spring Street Partners - I, L.P. (f/k/a TBH-I, L.P.), a Delaware limited partnership ("Spring Street").

     Schedule A to this statement, which is incorporated herein by reference, describes, with respect to each Reporting Person, (a) the directors and executive officers of such Reporting Person, if any, (b) the persons that may be deemed to control such Reporting Person (such Reporting Person's "Controlling Persons") and (c) the directors and officers, if any, of such Controlling Persons, as required by Instruction C to Schedule 13D. The Controlling Persons of each Reporting Person may be deemed to own beneficially the shares of Common Stock held of record by such Reporting Person and to share the power to vote and dispose of such shares.

     As a result of the execution of the Stockholders Agreement (as defined in Item 6) by the Reporting Persons, the Reporting Persons and their respective Controlling Persons may be deemed to be members of a "group" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

     BNP Paribas, Endeavour, Fleet, VKM Prime Rate, VKM Floating Rate, VKM Senior Income, Spring Street, Wells Fargo, First Source, Endurance, KZH 2, KZH 3, Archimedes, Archimedes II and First Dominion are referred to herein as the "Lenders." The Reporting Persons and their respective Controlling Persons are referred to herein individually as a "Group Member" and collectively as the "Group Members."

     During the last five years, none of the Reporting Persons, nor, to the best of their knowledge, any of the other persons listed on Schedule A, (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceedings was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws

     Item 3.  Source and Amount of Funds or Other Consideration.

     On April 30, 2002 (the "Closing Date"), the Issuer's indebtedness (the "Existing Indebtedness") under that certain Amended and Restated Credit Agreement dated as of April 16, 2001 among the Issuer, the Lenders and BNP Paribas, as administrative agent (as amended, the "Existing Credit Agreement"), which totaled approximately $160,913,586, was restructured and converted into new loans and capital stock of the Issuer pursuant to a Second Amended and Restated Credit Agreement dated as of April 29, 2002 (the "New Credit Agreement") among the Issuer, the Lenders and BNP Paribas, as administrative agent, and a Preferred Stock Issuance and Restructuring Agreement dated as of April 29, 2002 (the "Restructuring Agreement") among the Issuer, the Lenders and BNP Paribas, as administrative agent. Pursuant to the New Credit Agreement, Existing Indebtedness in the sum of $25,000,000 was converted into $25,000,000 in aggregate principal amount of new term loans (the "Term Loans") under the New Credit Agreement. Pursuant to the Restructuring Agreement, the Issuer issued to the Lenders a total of 40,000 shares of its Series A preferred stock, par value $0.01 per share (the "Series A Preferred Stock"), in consideration for and in satisfaction of Existing Indebtedness in the sum of $40,000,000. Pursuant to the Restructuring Agreement, the Issuer also issued to the Lenders a total of 90,000 shares of its Series B convertible preferred stock, par value $0.01 per share (the "Series B Preferred Stock"), in consideration for and in satisfaction of Existing Indebtedness in an amount equal to all Existing Indebtedness outstanding on the Closing Date (before giving effect to the transactions contemplated by the Restructuring Agreement and the New Credit Agreement) in excess of $65,000,000.

     According to the terms of the Certificate of Designations of Series B Convertible Preferred Stock of the Issuer filed with the Secretary of State of Delaware on April 26, 2002 (the "Series B Certificate of Designations"), each share of Series B Preferred Stock is convertible into 8,222.770733 shares of Common Stock. On the Closing Date, 18,903 shares of Series B Preferred Stock automatically converted into 155,435,035 shares of Common Stock pursuant to the Series B Certificate of Designation, which was approximately the maximum number of shares of Common Stock available for issuance under the Issuer's Certificate of Incorporation on the Closing Date. Pursuant to the Restructuring Agreement, the Issuer must use commercially reasonable efforts to obtain its stockholders' approval of an amendment to its Certificate of Incorporation providing for an increase in the authorized number of shares of Common Stock from 200,000,000 to 900,000,000 (the "Charter Amendment"). As part of such efforts, the Issuer must include a request for approval of the Charter Amendment in its proxy materials for its 2002 annual stockholders meeting to be held as soon as reasonably possible, but in any event within 120 days of the Closing Date. Because the Lenders own a majority of the outstanding shares of Common Stock and all of the Series B Preferred Stock, the Charter Amendment is expected to be approved at such stockholders meeting. Immediately following the approval of the Charter Amendment by a majority of the Issuer's stockholders entitled to vote thereon and its filing with the Secretary of State of Delaware, the remaining 71,097 shares of Series B Preferred Stock will automatically convert into 584,614,328 shares of Common Stock (the "Additional Shares") without any action on the part of the Issuer or the Lenders. Although it is unclear whether or not the Charter Amendment will be approved within 60 days of the Closing Date (and accordingly whether the Group Members are deemed to own beneficially the Additional Shares as of the Closing Date), this Schedule 13D has been prepared assuming that the Charter Amendment will be so approved. Schedule B to this statement, which is incorporated herein by reference, sets forth certain information regarding the Group Members' interests in the Common Stock assuming that the Charter Amendment is not so approved and the Group Members are not deemed to own beneficially the Additional Shares as of the Closing Date.

     In addition, each holder of shares of Series B Preferred Stock is entitled to vote in the same manner and with the same effect as the holders of the Common Stock on all matters to be voted on by the holders of the Common Stock. Except as otherwise expressly provided in the Series B Certificate of Designations or as otherwise required by law, each holder of shares of Series B Preferred Stock is entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series B Preferred Stock of such holder could be converted (assuming the Charter Amendment was effective) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

     Copies of the Restructuring Agreement and the Series B Certificate of Designations are filed as exhibits hereto and are incorporated herein by reference. The foregoing summary of the Restructuring Agreement and the Series B Certificate of Designations is qualified in its entirety by reference to such exhibits.

     In addition to the shares of Series A Preferred Stock and Series B Preferred Stock BNP Paribas received pursuant to the Restructuring Agreement and the shares of Common Stock it received upon the conversion of a portion of its shares of Series B Preferred Stock on the Closing Date, BNP Paribas also owns 86,920 shares of Common Stock (the "Pre-Restructuring Shares") and warrants to acquire 26,922 shares of Common Stock (the "BNP Warrants"). The Pre-Restructuring Shares and BNP Warrants were issued to BNP Paribas in connection with the merger of International Data Response Corporation ("IDRC") with and into the Issuer on June 30, 1999 and were issued in exchange for shares of IDRC capital stock and warrants to acquire shares of IRDC capital stock then held by BNP Paribas. BNP Paribas acquired such initial IDRC shares and warrants prior to such merger as an investment.

     Item 4.  Purpose of Transaction.

     The Lenders acquired the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Term Loans for the purpose of restructuring the Issuer's Existing Indebtedness.

     As described in Item 3 above and Item 6 below, the Lenders plan to vote their shares of Common Stock and Series B Preferred Stock in favor of the Charter Amendment. The 71,097 shares of Series B Preferred Stock held by the Lenders will automatically convert into 584,614,328 shares of Common Stock immediately following the approval of the Charter Amendment by a majority of the Issuer's stockholders entitled to vote thereon and its filing with the Secretary of State of Delaware.

     The Lenders may acquire additional shares of Series A Preferred Stock as stock dividends on the Series A Preferred Stock. Pursuant to the Certificate of Designations of Series A Preferred Stock filed with the Secretary of State of Delaware on April 26, 2002 (the "Series A Certificate of Designations"), the holders of Series A Preferred Stock are entitled to receive cumulative dividends on each share of Series A Preferred Stock at a rate of 10% per annum of such share's liquidation preference (unless the Issuer has failed to redeem the Series A Preferred Stock as required by the Series A Certificate of Designations, in which case dividends will be at a rate of 12% per annum). The "liquidation preference" of each share of Series A Preferred Stock is equal to the sum of (A) $1,000 plus (B) an amount equal to all accrued but unpaid dividends payable with respect to such share, as adjusted for any stock dividends, combinations or splits or similar events with respect to such share. Dividends on the Series A Preferred Stock are payable in kind in shares of

Series A Preferred Stock valued at the $1,000 per share or in cash out of the assets of the Issuer which are, by law, available for such payment, at the option of the Issuer if and to the extent permitted under the New Credit Agreement. A copy of the Series A Certificate of Designations is filed as an exhibit hereto and is incorporated herein by reference. The foregoing summary of the Series A Certificate of Designations is qualified in its entirety by reference to such exhibit.

     As described in Item 6 below, the Lenders plan to vote all of their shares of Common Stock and Series B Preferred Stock to provide that the Issuer's board of directors (the "Board") at all times consists of not less than five directors, a majority of which shall be nominated by the Lenders, one of which shall be the Issuer's chief executive officer, and one of which shall be nominated by the Issuer's chief executive officer, president, chief financial officer and executive vice presidents.

     The Reporting Persons intend to review their holdings in the Issuer on a continuing basis and, depending upon the price and availability of the Issuer's securities, subsequent developments affecting the Issuer, the business prospects of the Issuer, general stock market and economic conditions, tax considerations and other factors deemed relevant, may consider increasing or decreasing their investment in the Issuer. As part of this ongoing review, the Reporting Persons have engaged and/or may in the future engage, legal and financial advisors to assist them in such review and in evaluating strategic alternatives that are or may become available with respect to their holdings in the Issuer.

     In addition, the Reporting Persons are considering and may continue to consider certain changes in the Issuer's capitalization, including, without limitation, causing a reverse split to reduce the number of outstanding shares of Common Stock, causing the Common Stock to cease to be authorized to be quoted on the over-the-counter bulletin board and terminating the registration of the Common Stock pursuant to Section 12(g)(4) of the Exchange Act. However, the Reporting Persons may determine not to pursue any such actions.

     Except as set forth elsewhere in this statement, none of the Reporting Persons has made any proposals or entered into any agreements that would be related to or would result in any of the matters described in Items 4(a)-(j) of
Schedule 13D. However, as part of their ongoing review of investment alternatives, the Reporting Persons may consider such matters in the future and, subject to applicable laws, may formulate a plan with respect to such matters.

     Item 5.  Interest in Securities of the Issuer.

     The percentages of outstanding Common Stock of the Issuer reported in this
Item 5 are based on the assumption that there are 773,797,588 shares of Common Stock outstanding, which reflects (i) 40,667,884 shares outstanding immediately before the Closing Date, as represented by the Issuer to the Lenders in the Restructuring Agreement, less (ii) 6,946,583 shares to be contributed to the Issuer promptly after Closing Date by CRW Financial, Inc., a wholly owned subsidiary of the Issuer, plus (iii) 155,435,035 shares issued to the Lenders on the Closing Date, plus (iv) 584,614,328 shares to be issued upon conversion of the remaining Series B Preferred Stock, plus (v) 26,922 shares issuable upon the exercise of the BNP Warrants.

     (a) Aggregate amount beneficially owned and percent of class.

     The following table sets forth the number of shares of Common Stock owned by the Group Members, including the Reporting Persons, on the Closing Date, the number of shares of remaining Series B Preferred Stock owned by the Group Members, including the Reporting Persons, on the Closing Date and the number of shares into which such remaining Series B Preferred Stock is convertible. The Group Members share or may be deemed to share voting and dispositive power with respect to those shares of Common Stock beneficially owned by each such Group Member as reflected on the following table. Except as set forth in this Item 5(a), no other persons required to be identified in this statement who are not Reporting Persons are deemed to hold sole or shared voting or dispositive power with respect to any Common Stock or Series B Preferred Stock of the Issuer.

--------------------------------------------------------------------------------------------------------------------
           Group Member*               Shares of    Shares of        Shares of         Shares of       Percentage of
                                         Common     Remaining          Common           Common             Common
                                      Stock Owned    Series B      Stock Issuable      Stock that        Stock that
                                       of Record    Preferred           upon            May Be             May Be
                                                      Stock        Conversion of        Deemed             Deemed
                                                    Owned of         Remaining       Beneficially       Beneficially
                                                     Record          Series B           Owned              Owned
                                                                     Preferred
                                                                       Stock
--------------------------------------------------------------------------------------------------------------------
1.         BNP Paribas                 21,104,322      9,614         79,053,718       100,184,962**         12.9%
--------------------------------------------------------------------------------------------------------------------
2.  A.     Endeavour***                19,422,184      8,883         73,042,872                 0              0%
--------------------------------------------------------------------------------------------------------------------
    B.     PPM America                          0          0                  0        92,465,056           11.9%
--------------------------------------------------------------------------------------------------------------------
    C.     PPM Holdings                         0          0                  0        92,465,056           11.9%
--------------------------------------------------------------------------------------------------------------------
3.  A.     Wells Fargo                  6,430,207      2,939         24,166,723        30,596,930            4.0%
--------------------------------------------------------------------------------------------------------------------
    B.     WFC Holdings                         0          0                  0        30,596,930            4.0%
--------------------------------------------------------------------------------------------------------------------
    C.     First Security                       0          0                  0        30,596,930            4.0%
--------------------------------------------------------------------------------------------------------------------
    D.     Wells Fargo & Company                0          0                  0        30,596,930            4.0%
--------------------------------------------------------------------------------------------------------------------
4.  A.     First Source                11,100,740      5,076         41,738,784        52,839,524            6.8%
--------------------------------------------------------------------------------------------------------------------
    B.     F.S. Warrant                         0          0                  0        52,839,524            6.8%
--------------------------------------------------------------------------------------------------------------------
    C.     First Source Holdings                0          0                  0        52,839,524            6.8%
--------------------------------------------------------------------------------------------------------------------
    D.     Dominion Capital                     0          0                  0        52,839,524            6.8%
--------------------------------------------------------------------------------------------------------------------
    E.     Dominion Resources                   0          0                  0        52,839,524            6.8%
--------------------------------------------------------------------------------------------------------------------
5.  A.     First Dominion              12,161,478      5,561         45,726,828        57,888,306            7.5%
--------------------------------------------------------------------------------------------------------------------
    B.     CSAM                                 0          0                  0        57,888,306            7.5%
--------------------------------------------------------------------------------------------------------------------
6.  A.     Fleet                       16,642,888      7,614         62,608,176        79,251,064           10.2%
--------------------------------------------------------------------------------------------------------------------
    B.     FleetBoston                          0          0                  0        79,251,064           10.2%
--------------------------------------------------------------------------------------------------------------------
7.         VKM Prime Rate              11,618,775      5,316         43,712,249        55,331,024            7.2%
--------------------------------------------------------------------------------------------------------------------
8.         VKM Floating Rate           11,618,775      5,316         43,712,249        55,331,024            7.2%
--------------------------------------------------------------------------------------------------------------------
9.  A.     VKM Senior Income           11,618,775      5,316         43,712,249        55,331,024            7.2%
--------------------------------------------------------------------------------------------------------------------
    B.     VKM Advisory                         0          0                  0       165,993,072           21.6%
--------------------------------------------------------------------------------------------------------------------
10.        Archimedes                   6,076,628      2,781         22,867,525        28,944,153            3.7%
--------------------------------------------------------------------------------------------------------------------
11.        Archimedes II                4,464,965      2,044         16,807,343        21,272,308            2.7%
--------------------------------------------------------------------------------------------------------------------
12. A.     Endurance                    3,650,910      1,668         13,715,582        17,366,492            2.2%
--------------------------------------------------------------------------------------------------------------------
    B.     ING Capital Advisors                 0          0                  0        67,582,953            8.6%
--------------------------------------------------------------------------------------------------------------------
    C.     ING Furman Selz                      0          0                  0        67,582,953            8.6%
--------------------------------------------------------------------------------------------------------------------
    D.     ING Financial                        0          0                  0        67,582,953            8.6%
           Holdings
--------------------------------------------------------------------------------------------------------------------
13.        KZH 2                        6,076,628      2,781         22,867,525        28,944,153            3.7%
--------------------------------------------------------------------------------------------------------------------
14. A.     KZH 3                        2,433,940      1,112          9,143,721        11,577,661            1.5%
--------------------------------------------------------------------------------------------------------------------
    B.     Moat Funding LLC                     0          0                  0        40,521,814            5.2%
--------------------------------------------------------------------------------------------------------------------
    C.     Moat Funding Corp.                   0          0                  0        40,521,814            5.2%
--------------------------------------------------------------------------------------------------------------------
    D.     Moat Funding Trust                   0          0                  0        40,521,814            5.2%
--------------------------------------------------------------------------------------------------------------------
    E.     JH Holdings                          0          0                  0        40,521,814            5.2%
           Corporation
--------------------------------------------------------------------------------------------------------------------

     -------------------------
* Information with respect to the Controlling Persons is given to the best knowledge of the Reporting Persons.
**   Includes 26,922 shares issuable upon the exercise of the BNP Warrants.
*** Endeavour is the record owner of these securities but has delegated the power to vote and to acquire and dispose of such securities to PPM America.

--------------------------------------------------------------------------------------------------------------------
           Group Member*               Shares of    Shares of        Shares of         Shares of       Percentage of
                                         Common     Remaining          Common           Common             Common
                                      Stock Owned    Series B      Stock Issuable      Stock that        Stock that
                                       of Record    Preferred           upon            May Be             May Be
                                                      Stock        Conversion of        Deemed             Deemed
                                                    Owned of         Remaining       Beneficially       Beneficially
                                                     Record          Series B           Owned              Owned
                                                                     Preferred
                                                                       Stock
--------------------------------------------------------------------------------------------------------------------
15. A.     Spring Street               11,100,740      5,076         41,738,784        52,839,524            6.8%
--------------------------------------------------------------------------------------------------------------------
    B.     BAUGP                                0          0                  0        52,839,524            6.8%
--------------------------------------------------------------------------------------------------------------------
    C.     Boston Sterling                      0          0                  0        52,839,524            6.8%
--------------------------------------------------------------------------------------------------------------------
           Total****                  155,521,955     71,097        584,614,328       740,163,205           95.5%
--------------------------------------------------------------------------------------------------------------------

     The Group Members may be deemed to be part of a "group" for purposes of Regulation 13D-G promulgated under the Exchange Act, by virtue of the Stockholders Agreement described in Item 6. The Stockholders Agreement includes agreements with respect to voting and disposing of securities of the Issuer, including certain drag along and tag along rights. To that extent, each of the Group Members may be deemed under Rule 13d-5(b) to have beneficial ownership, for purposes of Section 13(g) and 13(d) of the Exchange Act, of all of the equity securities of the Issuer beneficially owned by the other Group Members (as reflected above). Each of the Reporting Persons, however, disclaims such group membership and any beneficial ownership of shares held by the other Group Members. The filing of this Statement shall not be construed as an admission, for the purposes of Sections 13(g) and 13(d) and Regulation 13D-G of the Exchange Act nor for any other purpose or under any other provision of the Exchange Act, the rules promulgated thereunder or any other law, that any of the other Reporting Persons is the beneficial owner of any securities owned of record or beneficially by any other Group Members.

     Except to the extent that the Controlling Persons of each Reporting Person may be deemed to own beneficially the shares of Common Stock owned of record by such Reporting Person, the Reporting Persons understand, based on ownership filings with the Securities and Exchange Commission or upon information provided by the other persons listed in Schedule A, that such persons may be deemed not to own beneficially any Common Stock.

     As stated in Item 3, this statement has been prepared assuming that the Charter Amendment will be approved within 60 days after the Closing Date and the Group Members may therefore be deemed to own beneficially the Additional Shares as of the Closing Date. Schedule B to this statement, which is incorporated herein by reference, sets forth certain information regarding the Group Members' interests in the Common Stock assuming that the Charter Amendment is not so approved and the Group Members are not deemed to own beneficially the Additional Shares as of the Closing Date.

     (b) Number of shares of Common Stock as to which Reporting Persons hold or share voting/dispositive power.

     Reference is made to Items 7-12 of the cover pages of this statement for each Reporting Person. To the best knowledge of the Reporting Persons, except as set forth in Item 5(a), no other person required to be identified in this statement who is not a Reporting Person is deemed to hold sole or shared voting or dispositive power with respect to securities of the Issuer, or the right to acquire shares of Common Stock of the Issuer.

     (c) Transactions in the previous 60 days.

     Except as set forth in this statement, none of the Reporting Persons or, to the best knowledge of such persons, the other persons required to be identified in this statement who are not Reporting Persons, has effected any transaction in the Common Stock or the Series B Preferred Stock of the Issuer during the past 60 days.

     -------------------------

**** Totals are not duplicative of shares beneficially owned by more than one person.

     (d) Any other person known to have the right to receive or the power to direct dividends or sale proceeds.

     No person other than the applicable Reporting Person and such Reporting Person's Controlling Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock reported as being beneficially owned (or deemed so owned) by such Reporting Persons.

     (e) Date on which the Reporting Persons ceased to be a beneficial owner of more than five percent of the class of securities.

     Not applicable.

     Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to the Restructuring Agreement, the Lenders have agreed to vote all shares of Common Stock and Series B Preferred Stock held by them in favor of the Charter Amendment.

     The Issuer, the Lenders, J. Peter Pierce, as management agent and a Management Stockholder (as defined below), and BNP Paribas, as administrative agent, are also parties to a stockholders agreement (the "Stockholders Agreement") dated as of April 29, 2002, which contains several agreements with respect to the voting of the Issuer's capital stock. First, the Lenders have agreed to vote all of their shares of Common Stock and Series B Preferred Stock to provide that the Board at all times consists of not less than five directors, a majority of which shall be nominated by the Lenders, one of which shall be the Issuer's chief executive officer, and one of which shall be nominated by the Issuer's chief executive officer, president, chief financial officer and executive vice presidents. In connection therewith, each Lender has appointed BNP Paribas, as administrative agent, its attorney and proxy to attend meetings, vote, give and execute consents and in all other ways act in its place with respect to its shares of Common Stock and Series B Preferred Stock with respect to the election of directors and certain other matters. In addition, the Lenders have agreed to vote all of their shares of Common Stock and Series B Preferred Stock to approve the Charter Amendment and the Telespectrum Worldwide Inc. 2002 Stock Incentive Plan.

     The Stockholders Agreement also contains restrictions on the transfer of shares of the Issuer's capital stock owned by the Lenders and the employees of the Issuer who become a party to the Stockholders Agreement upon receipt of any options to acquire shares of Common Stock (the "Management Stockholders"). Until all obligations under the New Credit Agreement are repaid, if a Lender desires to transfer any of its shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock (other than to an affiliate), it must also transfer the percentage interest in all other classes of the Issuer's stock held by such Lender and its affiliates as well as the percentage interest in the Term Loans held by such Lender and its affiliates under the New Credit Agreement to the same transferee. As used in the foregoing sentence, "percentage interest" means the number of shares of the class of stock proposed to be transferred divided by the aggregate number of shares of such class of stock held by the Lender and its affiliates.

     In addition, except for transfers to affiliates, transfers in a public offering and transfers pursuant to Rule 144, a Lender (a "Seller") may not transfer any of its shares of Common Stock without either (1) an agreement from the transferee (the "Buyer") that it will purchase all shares of Common Stock and/or vested options for Common Stock ("Vested Options") held by all other stockholders who are a party to the Stockholders Agreement and desire to sell or
(2) offering the other Lenders the right to sell their pro rata portion of the shares of Common Stock to be transferred, provided that if the Seller proposes to sell at least 50.1% of the Common Stock then held by all Lenders, such offer must also be made to the Management Stockholders. As used in the foregoing sentence, "pro rata portion" means, for each person other than the Seller, a fraction, the numerator of which is the number of shares of Common Stock and Vested Options held by such person immediately prior to the proposed transfer and the denominator of which is the total number of shares of Common Stock and Vested Options outstanding immediately prior to the proposed transfer. Until all obligations under the New Credit Agreement are repaid, the Buyer must agree to purchase from the Seller and each other Lender that is selling, the Seller's and such other Lender's percentage interest (as defined above) in its Series A Preferred Stock, Series B Preferred Stock and Term Loans under the New Credit Agreement. In the case of a transfer where the Seller has an agreement described in clause (1) of the first sentence of this paragraph and Lenders (including the Seller) and Management Stockholders holding, in the aggregate, at least 50.1% of the Common Stock and Vested Options then outstanding elect to sell their shares of Common Stock and Vested Options to the Buyer, the Buyer and the Seller may force each Lender and Management Stockholder that declined to sell all of its shares of Common Stock and Vested Options to sell such shares and Vested Options to the Buyer.

     Except for transferees in a public offering or a transfer pursuant to Rule 144, any transferee of a Lender or Management Stockholder shall, unless the Stockholders Agreement provides otherwise, hold the transferred shares of Common Stock and Vested Options subject to all of the provisions of the Stockholders Agreement.

     The Stockholders Agreement also provides certain registration rights to the Lenders. For instance, after one year from the date of the Stockholders Agreement, any Lender or Lenders holding Common Stock representing not less than 10% of the aggregate Registrable Securities may demand registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or part of its or their Registrable Securities, subject to certain limitations. As used herein, "Registrable Securities" means Common Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization. In addition, if the Issuer at any time proposes to register equity securities under the Securities Act (other than on Form S-4 or S-8 or any successor form), whether or not for sale for its own account, in a manner that would permit registration of Registrable Securities for sale to the public, each holder of Registrable Securities may elect to cause the Issuer to use its reasonable best efforts to effect the registration of such holder's Registrable Securities, subject to certain limitations.

     The voting agreements described above will terminate with respect to any share of Common Stock at such time as such share is transferred in a public offering or pursuant to Rule 144, and shall terminate with respect to all Common Stock and Series B Preferred Stock at such time as the shares of Common Stock and Series B Preferred Stock subject to such voting agreement constitute less than 50% of the outstanding shares of capital stock entitled to vote on all matters to be voted on by holders of Common Stock. The restrictions on transfer described above shall terminate as to any share of Common Stock at such time as such share is transferred in a public offering or pursuant to Rule 144, and as to all shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and all options for Common Stock at such time as the shares of Common Stock and Series B Preferred Stock held by the Lenders and Management Stockholders constitute less than 50% of the outstanding shares of capital stock entitled to vote on all matters to be voted on by holders of Common Stock. The registration rights described above shall terminate at such time as there shall be no Registrable Securities outstanding. In addition to the foregoing, the Stockholders Agreement shall terminate upon a sale of all the outstanding shares of Common Stock held by the Lenders and Management Stockholders.

     A copy of the Stockholders Agreement is filed as an exhibit hereto and is incorporated herein by reference. The foregoing summary of the Stockholders Agreement is qualified in its entirety by reference to such exhibit.

     Except for the Restructuring Agreement and the Stockholders Agreement, to the best knowledge of each Reporting Person, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of the Issuer, including any securities pledged or otherwise subject to a contingency the occurrence of which would give another person voting power or investment power over such securities other than standard default and similar provisions contained in loan agreements.

     Item 7.  Material to be Filed as Exhibits.

     Exhibit 1: Stockholders Agreement dated as of April 29, 2002 among TeleSpectrum Worldwide Inc., the stockholders of TeleSpectrum Worldwide Inc. that appear on the signature pages thereof, J. Peter Pierce, as management agent, and BNP Paribas, as administrative agent (including the joint filing agreement set forth in Section 3.7 thereof). (Filed as Exhibit 10.04 to the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.)

     Exhibit 2: Certificate of Designations of Series A Preferred Stock of TeleSpectrum Worldwide Inc. (Filed as Exhibit 3.02 to the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.)

     Exhibit 3: Certificate of Designations of Series B Preferred Stock of TeleSpectrum Worldwide Inc. (Filed as Exhibit 3.03 on the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.)

     Exhibit 4: Preferred Stock Issuance and Restructuring Agreement dated as of April 29, 2002 among the TeleSpectrum Worldwide Inc., the Lenders listed on the signature pages thereto and BNP Paribas, as administrative agent. (Filed as Exhibit 10.03 to the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 21, 2002

                             BNP PARIBAS (f/k/a Banque Nationale de Paris) WELLS FARGO BANK, N.A.
                             FIRST SOURCE LOAN OBLIGATIONS TRUST
                             FIRST DOMINION FUNDING III
                             FLEET NATIONAL BANK
                             VAN KAMPEN PRIME RATE TRUST
                             VAN KAMPEN SENIOR FLOATING RATE TRUST
                             VAN KAMPEN SENIOR INCOME TRUST
                             ARCHIMEDES FUNDING, L.L.C.
                             ARCHIMEDES FUNDING II, LTD
                             ENDURANCE CLO I, LTD
                             KZH ING-2 LLC
                             KZH ING-3 LLC
                             SPRING STREET PARTNERS - I, L.P.

                                  By: BNP Paribas, as agent and attorney-in-fact


                                  By: /s/ Amy Kirschner
                                      ------------------------------------------
                                      Name:  Amy Kirschner
                                      Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to PPM America and its Controlling Persons is true, complete and correct.

Date: May 21, 2002

                                       PPM AMERICA, INC.


                                       By: /s/ Ronni Kaplan
                                           -------------------------------------
                                           Name:  Ronni Kaplan
                                           Title: Vice President

                                   SCHEDULE A

         1.       BNP Paribas.

         The principal businesses of BNP Paribas is commercial and investment banking. The address of its principal business and principal office is 16 Boulevard des Italiens, 75009, Paris, France. The names and present principal occupations of the directors, executive officers and members of the Board of Management of BNP Paribas are set forth below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to BNP Paribas and the principal business address of each such director and executive officer is 16 Boulevard des Italiens, 75009, Paris, France.

                                        Directors and Executive Officers
                                        --------------------------------

----------------------------------------------------------------------------------------------------------------
Name and Address                       Present Principal Occupation                               Citizenship
----------------------------------------------------------------------------------------------------------------
Michel Pebereau                        Chairman and CEO                                           France
----------------------------------------------------------------------------------------------------------------
Patrick Auguste                        Employee representative                                    France
33/35 avenue de Lowendal
75015 Paris, France
----------------------------------------------------------------------------------------------------------------
Claude Bebear                          Chairman, AXA                                              France
18, rue de la Ville l'Eveque
75008 Paris, France
----------------------------------------------------------------------------------------------------------------
Jean-Louis Beffa                       Chairman and CEO, Saint-Gobain                             France
Saint-Gobain
18, avenue d'Alsace
92060 Paris-La Defense, France
----------------------------------------------------------------------------------------------------------------
Jack Delage                            Employee representative                                    France
----------------------------------------------------------------------------------------------------------------
Bernd Fahrholz                         President of the Management Board of Dresdner Bank
Dresdner Bank
Jurgen Ponto Platz
6030 Frankfurt am Main, Germany
----------------------------------------------------------------------------------------------------------------
Michel Francois-Poncet                 Vice Chairman of the Board                                 France
----------------------------------------------------------------------------------------------------------------
Jacques Friedmann                      Director                                                   France
80, avenue de Breteuil
75015 Paris, France
----------------------------------------------------------------------------------------------------------------
Francois Grappotte                     Chairman and CEO of Legrand                                France
Legrand
16, boulevard des Italiens
75009 Paris, France
----------------------------------------------------------------------------------------------------------------
Paul-Louis Halley                      Director of Carrefour                                      France
585 avenue Louise
1050 Buxelles, Belgium
----------------------------------------------------------------------------------------------------------------
Philippe Jaffre                        Chairman and CEO of Europ@web                              France
SAFREP
38, rue Marbeuf
75008 Paris, France
----------------------------------------------------------------------------------------------------------------
Alain Joly                             Chairman and CEO of L'Air Liquide                          France
L'Air Liquide
75, Quai d'Orsay
75007 Paris, France
----------------------------------------------------------------------------------------------------------------
Denis Kessler                          President, French Federation of Insurance Companies        France
5 avenue Bosquet
75007 Paris, France
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Name and Address                       Present Principal Occupation                               Citizenship
----------------------------------------------------------------------------------------------------------------
Jean-Marie Messier                     Chairman and CEO, Vivendi Universal                        France
Vivendi Universal
42, avenue de Friedland
75380 Paris, France
----------------------------------------------------------------------------------------------------------------
Jean Morio                             BNP Paribas employee                                       France
----------------------------------------------------------------------------------------------------------------
Lindsay Owen-Jones                     Chairman and CEO, L'Oreal                                  France
L'Oreal
41, rue Martre
92117 Clichy, France
----------------------------------------------------------------------------------------------------------------
David Peake                            Chairman, BNP UK Holdings Limited                          United Kingdom
BNP-UK Holdings Limited
8-13 King William Street
P.O. Box 416
London EC4P 4HS England
----------------------------------------------------------------------------------------------------------------
Baudouin Prot                          Director and COO                                           France
----------------------------------------------------------------------------------------------------------------
Louis Schweitzer                       Chairman and CEO, Renault                                  France
Renault
34, Quai du Point du Jour
92100 Boulogne-Billancourt, France
----------------------------------------------------------------------------------------------------------------
Rene Thomas                            Honorary Chairman                                          France
----------------------------------------------------------------------------------------------------------------


                                             Board of Management
                                             -------------------

-------------------------------------------------------------------------------------------------------------
Name and Address                       Present Principal Occupation                               Citizenship
-------------------------------------------------------------------------------------------------------------
Michel Pebereau                        Chairman and CEO                                           France
-------------------------------------------------------------------------------------------------------------
Baudouin Prot                          President and COO                                          France
-------------------------------------------------------------------------------------------------------------
Dominique Hoenn                        Chairman of the Board of Management, President and COO     France
-------------------------------------------------------------------------------------------------------------
Philippe Blavier                       Member of Board of Management                              France
-------------------------------------------------------------------------------------------------------------
Georges Chodron de Courcel             Executive Vice President                                   France
-------------------------------------------------------------------------------------------------------------
Jean Clamon                            Member of Board of Management                              France
-------------------------------------------------------------------------------------------------------------
Herve Gouezel                          Member of Board of Management                              France
-------------------------------------------------------------------------------------------------------------
Bernard Lemee                          Senior Executive Vice President                            France
-------------------------------------------------------------------------------------------------------------
Vivien Levy-Garboua                    Executive Vice President                                   France
-------------------------------------------------------------------------------------------------------------
Alain Moynot                           Senior Executive Vice President                            France
-------------------------------------------------------------------------------------------------------------
Amaury-Daniel de Seze                  Member of Board of Management                              France
-------------------------------------------------------------------------------------------------------------
Laurent Treca                          Executive Vice President                                   France
-------------------------------------------------------------------------------------------------------------

         2.       PPM America.

         Pursuant to a portfolio management agreement, Endeavour has delegated to PPM America, Inc., a Delaware corporation ("PPM America"), all power to vote and dispose of the shares of Common Stock and Series B Preferred Stock Endeavour owns of record. PPM America is a wholly owned subsidiary of PPM Holdings, Inc., a Delaware corporation ("PPM Holdings").

                  A. The principal business of PPM America is performing investment advisory services for clients. The address of its principal business and principal office is 225 West Wacker Drive, Suite 1200, Chicago, IL 60606. The names, present principal occupation and business address of the directors and executive officers of PPM America are set forth below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to PPM America and the principal business address of each such director and executive officer is 225 West Wacker Drive, Suite 1200, Chicago, IL 60606.

----------------------------------------------------------------------------------------------------------------
Name and Address                       Present Principal Occupation                               Citizenship
----------------------------------------------------------------------------------------------------------------
Leandra R. Knes                        Director, President and Chief Executive Officer            United States
----------------------------------------------------------------------------------------------------------------
Bruce Gorchow                          Director                                                   United States
----------------------------------------------------------------------------------------------------------------
Mark B. Mandich                        Director, Chief Operating Officer and Executive            United States
                                       Vice President
----------------------------------------------------------------------------------------------------------------
Lori C. Seegers                        Secretary, Senior Vice President and General Counsel       United States
----------------------------------------------------------------------------------------------------------------
Grant Davidson                         Assistant Secretary                                        United Kingdom
----------------------------------------------------------------------------------------------------------------
Wes Wetherell                          Assistant Secretary                                        United States
----------------------------------------------------------------------------------------------------------------
Rich Brody                             Executive Vice President                                   United States
----------------------------------------------------------------------------------------------------------------
Michael Dire                           Executive Vice President                                   United States
----------------------------------------------------------------------------------------------------------------
Bruce Gorchow                          Executive Vice President                                   United States
----------------------------------------------------------------------------------------------------------------
Brion Johnson                          Executive Vice President                                   United States
----------------------------------------------------------------------------------------------------------------
Robert Flowers                         Executive Vice President                                   United States
----------------------------------------------------------------------------------------------------------------
Jim Young                              Executive Vice President                                   United States
----------------------------------------------------------------------------------------------------------------
David Zachar                           Executive Vice President                                   United States
----------------------------------------------------------------------------------------------------------------
Brian Schinderle                       Senior Vice President                                      United States
----------------------------------------------------------------------------------------------------------------
Ken Schlemmel                          Senior Vice President                                      United States
----------------------------------------------------------------------------------------------------------------
Joel Klein                             Senior Vice President                                      United States
----------------------------------------------------------------------------------------------------------------

         PPM America is wholly owned by PPM Holdings. PPM Holdings' sole stockholder is Brooke Holdings, Inc., a Delaware corporation, which is itself wholly owned by Holborn Delaware Partnership ("Holborn"). The partners of Holborn are Prudential One Limited ("POL") (80% Partnership Interest), Prudential Two Limited (10% Partnership Interest) and Prudential Three Limited (10% Partnership Interest). The sole stockholder of POL is Prudential Corporation Holdings Limited ("Prudential Holdings"). Prudential plc, a UK public limited company ("Prudential"), is the sole shareholder of Prudential Holdings and the ultimate parent of PPM America.


         The principal business of Prudential is acting as a holding company for ownership interests in a variety of entities engaged in financial services, which includes certain distinct specialized business units that are independently operated, including that of PPM Holdings and its subsidiaries. Prudential, for purposes of the federal securities laws, ultimately controls PPM Holdings and its subsidiaries. Prudential, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except that consisting of PPM Holdings and its subsidiaries), may beneficially own shares of Common Stock, although PPM America has made reasonable inquiry which has indicated no such ownership of shares of Common Stock. With respect to the securities of some issuers, PPM America serves as investment adviser to certain Prudential subsidiaries, and in such cases, PPM America includes such Prudential subsidiaries' beneficial ownership of such securities with its own when required to report pursuant to Section 13 of the Exchange Act. Where PPM America does not advise a Prudential subsidiary with respect to securities of an issuer, as is the case with the Issuer and the Common Stock, PPM Holdings and its subsidiaries disclaim beneficial ownership of such securities, if any, beneficially owned by Prudential, its executive officers and directors, and those direct and indirect subsidiaries of Prudential as to which PPM America does not provide advice (including all of Prudential's other business units except that consisting of PPM Holdings, its subsidiaries and those Prudential subsidiaries advised by PPM America) in reliance on Exchange Act Release No. 34-39538 (January 12, 1998) due to the separate management and independent operation of the reporting persons.

                  B. The principal business of PPM Holdings is acting as a holding company for ownership interests in a variety of entities engaged in, among other things, investment advisory services businesses. The address of its principal business and principal office is 225 West Wacker Drive, Suite 1200, Chicago, IL 60606. The names, present principal occupation and business address of the directors and executive officers of PPM Holdings are listed below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to PPM Holdings and the principal business address of each such director and executive officer is 225 West Wacker Drive, Suite 1200, Chicago, IL 60606.

-------------------------------------------------------------------------------------------------------
Name                 Title                                                               Citizenship
-------------------------------------------------------------------------------------------------------
Leandra R. Knes      Director, President and Chief Executive Officer                     United States
-------------------------------------------------------------------------------------------------------
Bruce Gorchow        Director                                                            United States
-------------------------------------------------------------------------------------------------------
Mark B. Mandich      Director, Chief Operating Officer and Executive Vice President      United States
-------------------------------------------------------------------------------------------------------
Lori C. Seegers      Secretary, Senior Vice President and General Counsel                United States
-------------------------------------------------------------------------------------------------------
Grant Davidson       Assistant Secretary                                                 United Kingdom
-------------------------------------------------------------------------------------------------------
Wes Wetherell        Assistant Secretary                                                 United States
-------------------------------------------------------------------------------------------------------

         3.       Wells Fargo.

         Wells Fargo is a subsidiary of WFC Holdings Corporation, a Delaware corporation ("WFC Holdings"), and First Security Corporation, a Delaware corporation ("First Security"). Each of WFC Holdings and First Security is a wholly owned subsidiary of Wells Fargo & Company, a Delaware corporation ("Wells Fargo & Company").

                  A. The principal business of Wells Fargo is commercial banking. The address of its principal business and principal office is 420 Montgomery Street, San Francisco, CA 94104. The directors and executive officers of Wells Fargo are listed below. Each such director and executive officer is principally employed by Wells Fargo, WFC Holdings, First Security and/or Wells Fargo & Company. The principal business address of each such director and executive officer is 420 Montgomery Street, San Francisco, CA 94104.

----------------------------------------------------------------------------------------------
Name                      Title                                                  Citizenship
----------------------------------------------------------------------------------------------
Howard I. Atkins          Director                                               United States
----------------------------------------------------------------------------------------------
Patricia R. Callahan      Director and Executive Vice President                  United States
----------------------------------------------------------------------------------------------
David A. Hoyt             Vice Chairman                                          United States
----------------------------------------------------------------------------------------------
Dennis J. Mooradian       Executive Vice President                               United States
----------------------------------------------------------------------------------------------
David J. Munio            Executive Vice President and Chief Credit Officer      United States
----------------------------------------------------------------------------------------------
Mark C. Oman              Executive Vice President                               United States
----------------------------------------------------------------------------------------------
Clyde W. Ostler           Director                                               United States
----------------------------------------------------------------------------------------------
Les L. Quock              Senior Vice President and Controller                   United States
----------------------------------------------------------------------------------------------
Carrie L. Tolstedt        Director and President                                 United States
----------------------------------------------------------------------------------------------
Paul M. Watson            Director                                               United States
----------------------------------------------------------------------------------------------

                  B. WFC Holdings is a holding company. The address of its principal business and principal office is 420 Montgomery Street, San Francisco, CA 94104. The directors and executive officers of WFC Holdings are listed below. Each such director and executive officer is principally employed by Wells Fargo, WFC Holdings, First Security and/or Wells Fargo & Company. The principal business address of each such director and executive officer is 420 Montgomery Street, San Francisco, CA 94104.

---------------------------------------------------------------------------------------------------------
Name                    Title                                                               Citizenship

---------------------------------------------------------------------------------------------------------
Howard I. Atkins        Director, Executive Vice President and Chief Financial Officer      United States
---------------------------------------------------------------------------------------------------------
Saturnino S. Fanlo      Executive Vice President and Treasurer                              United States
---------------------------------------------------------------------------------------------------------
Carrie L. Tolstedt      Director and President                                              United States
---------------------------------------------------------------------------------------------------------
Stanley S. Stroup       Director and Executive Vice President                               United States
---------------------------------------------------------------------------------------------------------

                  C. First Security is a holding company. The address of its principal business and principal office is Sixth and Marquette, Minneapolis, MN 55479. The directors and executive officers of First Security are listed below. Each such director and executive officer is principally employed by Wells Fargo, WFC Holdings, First Security and/or Wells Fargo & Company. The principal business address of each such director and executive officer is 420 Montgomery Street, San Francisco, CA 94104.

-------------------------------------------------------------------------------------------
Name                    Title                                                 Citizenship
-------------------------------------------------------------------------------------------
Jon R. Campbell         Director and President                                United States
-------------------------------------------------------------------------------------------
Howard I. Atkins        Director, Executive Vice President and Treasurer      United States
-------------------------------------------------------------------------------------------
Stanley S. Stroup       Director                                              United States
-------------------------------------------------------------------------------------------
Brad D. Hardy           Executive Vice President                              United States
-------------------------------------------------------------------------------------------
Laurel A. Holschuh      Executive Vice President                              United States
-------------------------------------------------------------------------------------------

                  D. Wells Fargo & Company is a holding company. The address of its principal business and principal office is 420 Montgomery Street, San Francisco, CA 94104. The directors and executive officers of Wells Fargo & Company are listed below. Each such employee director and executive officer is principally employed by Wells Fargo, WFC Holdings, First Security and/or Wells Fargo & Company, and the principal business address of each such employee director and executive officer is 420 Montgomery Street, San Francisco, CA 94104. The principal occupation, employer and business address of each non-employee director is set forth below.

                                    Employee Directors and Executive Officers
                                    -----------------------------------------

-----------------------------------------------------------------------------------------------------------------
Name                       Title                                                                    Citizenship
-----------------------------------------------------------------------------------------------------------------
Howard I. Atkins           Executive Vice President and Chief Financial Officer                     United States
-----------------------------------------------------------------------------------------------------------------
Leslie S. Biller           Director, Vice Chairman and Chief Operating Officer                      United States
-----------------------------------------------------------------------------------------------------------------
John A. Berg               Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------
Patricia R. Callahan       Executive Vice President (Human Resources)                               United States
-----------------------------------------------------------------------------------------------------------------
Spencer F. Eccles          Director                                                                 United States
-----------------------------------------------------------------------------------------------------------------
C. Webb Edwards            Executive Vice President (Technology and Operations)                     United States
-----------------------------------------------------------------------------------------------------------------
David A. Hoyt              Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------
Michael R. James           Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------
Richard M. Kovacevich      Director, Chairman, President and Chief Executive Officer                United States
-----------------------------------------------------------------------------------------------------------------
Dennis H. Mooradian        Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------
David J. Munio             Executive Vice President and Chief Credit Officer                        United States
-----------------------------------------------------------------------------------------------------------------
Mark C. Oman               Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------
Clyde W. Ostler            Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------
Daniel W. Porter           Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------
Les L. Quock               Senior Vice President and Controller (Principal Accounting Officer)      United States
-----------------------------------------------------------------------------------------------------------------
Stanley S. Stroup          Executive Vice President and General Counsel                             United States
-----------------------------------------------------------------------------------------------------------------
John G. Stumpf             Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------
Carrie L. Tolstedt         Group Executive Vice President                                           United States
-----------------------------------------------------------------------------------------------------------------

                                                Non-Employee Directors
                                                ----------------------

-------------------------------------------------------------------------------------------------------------------
Name                Occupation                Employer                          Business Address        Citizenship
-------------------------------------------------------------------------------------------------------------------
J.A. Blanchard      Chairman and Chief        eFunds Corporation                Gainey Centre II -      United
III                 Executive Officer                                           Suite 300               States
                                                                                8501 Scottsdale Road
                                                                                Scottsdale, AZ 85253
-------------------------------------------------------------------------------------------------------------------
Michael R.          (Retired)                                                   550 South Hope          United
Bowlin                                                                          Street, Suite 1655      States
                                                                                Los Angeles, CA
                                                                                90071
-------------------------------------------------------------------------------------------------------------------
David A.            Retired President and     Raven Industries, Inc.            205 East Sixth Street   United
Christensen         Chief Executive                                             P.O. Box 5107           States
                    Officer                                                     Sioux Falls, SD
                                                                                57117
-------------------------------------------------------------------------------------------------------------------
Susan E. Engel      Chairwoman and Chief      Department 56, Inc.               One Village Place       United
                    Executive Officer                                           6436 City West          States
                                                                                Parkway
                                                                                Eden Prairie, MN
                                                                                55344
-------------------------------------------------------------------------------------------------------------------
Robert L. Joss      Philip H. Knight          Stanford University Graduate      518 Memorial Way        United
                    Professor and Dean        School of Business                Stanford, CA 94305      States
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Name                Occupation                Employer                          Business Address        Citizenship
-------------------------------------------------------------------------------------------------------------------
Reatha Clark        President and             General Mills Foundation          Number One General      United
King                Executive Director                                          Mills Blvd.             States
                                                                                Minneapolis, MN
                                                                                55426
-------------------------------------------------------------------------------------------------------------------
Richard D.          Chairman Emeritus         U S West, Inc.                    3200 Cherry Creek       United
McCormick                                                                       South Drive, Suite      States
                                                                                230
                                                                                Denver, CO 80209
-------------------------------------------------------------------------------------------------------------------
Cynthia H.          Dean                      University of Nebraska -          1240 R Street           United
Milligan                                      Lincoln College of Business       P.O. Box 880405         States
                                              Administration                    Lincoln, NE 69583
-------------------------------------------------------------------------------------------------------------------
Benjamin F.         Retired Chairman and      Public Service Company of         4361 Whispering         United
Montoya             Chief Executive           New Mexico                        Oaks Circle             States
                    Officer                                                     Granite Bay, CA
                                                                                95746
-------------------------------------------------------------------------------------------------------------------
Philip J.           Retired Chairman,         Pacific Telesis Group             130 Kearny Street,      United
Quigley             President and CEO                                           Suite 3200              States
                                                                                San Francisco, CA
                                                                                94108
-------------------------------------------------------------------------------------------------------------------
Donald B. Rice      President and Chief       Agensys, Inc.                     1545 17th Street        United
                    Executive Officer                                           Santa Monica, CA        States
                                                                                90404
-------------------------------------------------------------------------------------------------------------------
Judith M.           Of Counsel                Foster Pepper & Shefelman         1111 Third Avenue,      United
Runstad                                       PLLC                              Suite 3400              States
                                                                                Seattle, WA 98101-
                                                                                3299
-------------------------------------------------------------------------------------------------------------------
Susan G.            President and Chief       Leap Wireless International,      10307 Pacific Center    United
Swenson             Operating Officer         Inc.                              Court                   States
                                                                                San Diego, CA 92121
-------------------------------------------------------------------------------------------------------------------
Michael W.          Chairman of the Board     Supervalu Inc.                    11840 Valley View       United
Wright                                                                          Road                    States
                                                                                Eden Prairie, MN
                                                                                55344
-------------------------------------------------------------------------------------------------------------------

         4.       First Source.

         The ownership certificate of First Source is owned by F.S. Warrant, L.P., a Delaware limited partnership ("F.S. Warrant"). F.S. Warrant's general partner is First Source Equity Holdings, Inc., a Virginia corporation ("First Source Holdings"). First Source Holdings is a wholly owned subsidiary of Dominion Capital, Inc., a Virginia corporation ("Dominion Capital"). Dominion Capital is a wholly owned subsidiary of Dominion Resources, Inc., a Virginia corporation ("Dominion Resources").

                  A. The principal business of First Source is investing. The address of its principal business and principal office is 2850 West Golf Road, Suite 520, Rolling Meadows, IL 60008, Attn: Edward Szarkowitz. First Source has no directors or executive officers.

                  B. The principal business of F.S. Warrant is investing. The address of its principal business and principal office is 2850 West Golf Road, Suite 520, Rolling Meadows, IL 60008, Attn: Edward Szarkowitz. F.S. Warrant has no directors or executive officers.

                  C. The principal business of First Source Holdings is investing. The address of its principal business and principal office is 120 Tredegar Street, Richmond, VA 23219. The directors and executive officers of First Source Holdings are listed below. Each director and executive officer is principally employed by First Source Holdings, Dominion Capital and/or Dominion Resources, and his or her principal business address is set forth below.

---------------------------------------------------------------------------------------------------------------------
Name                      Title                                      Citizenship       Address
---------------------------------------------------------------------------------------------------------------------
G. Scott Hetzer           Director and President                     United States     100 Tredegar Street, 3rd Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------------
Mark P. Mikuta            Vice President                             United States     120 Tredegar Street, 6th Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------------
Patricia A. Wilkerson     Vice President and Assistant Secretary     United States     100 Tredegar Street, 3rd Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------------
E. J. Marks, III          Secretary                                  United States     Dominion Tower
                                                                                       625 Liberty Avenue, 18th Floor
                                                                                       Pittsburgh, PA 15222
---------------------------------------------------------------------------------------------------------------------

                  D. The principal business of Dominion Capital is investing. The address of its principal business and principal office is 120 Tredegar Street, Richmond, VA 23219. The directors and executive officers of Dominion Capital are listed below. Each such director and executive officer is employed by Dominion Resources Services, Inc., whose principal office is located at 120 Tredegar Street, Richmond, VA 23219. The principal business address of each such director and executive officer is set forth below.

---------------------------------------------------------------------------------------------------------------------
Name                      Title                                      Citizenship       Address
---------------------------------------------------------------------------------------------------------------------
Thomas N. Chewning        Chairman of the Board                      United States     100 Tredegar Street, 3rd Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------------
G. Scott Hetzer           President                                  United States     100 Tredegar Street, 3rd Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------------
Mark P. Mikuta            Vice President and Controller              United States     120 Tredegar Street, 6th Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------------
Jerry L. Moore            Vice President                             United States     120 Tredegar Street, 6th Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------------
Patricia A. Wilkerson     Vice President and Assistant Secretary     United States     100 Tredegar Street, 3rd Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------------
E. J. Marks, III          Secretary                                  United States     Dominion Tower
                                                                                       625 Liberty Avenue, 18th Floor
                                                                                       Pittsburgh, PA 15222
---------------------------------------------------------------------------------------------------------------------

                  E. Dominion Resources is a publicly owned company whose principal business is owning and managing its subsidiaries. The address of its principal business and principal office is 120 Tredegar Street, Richmond, VA 23219. The directors and executive officers of Dominion Resources are listed below. Each such executive officer is employed by Dominion Resources Services, Inc., whose principal office is located at 120 Tredegar Street, Richmond, VA 23219. The principal business address of each such executive officer is set forth below. The principal occupation, employer and business or residence address of each director is set forth below.

                                              Executive Officers
                                              ------------------

---------------------------------------------------------------------------------------------------------------
Name                      Title                                      Citizenship       Address
---------------------------------------------------------------------------------------------------------------
Thos. E. Capps            President and Chief Executive Officer      United            100 Tredegar Street
                                                                     States            Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------
Thomas N.                 Executive Vice President and Chief         United            100 Tredegar Street, 3rd
Chewning                  Financial Officer                          States            Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------
Thomas F.                 Executive Vice President                   United            120 Tredegar Street, 3rd
Farrell, II                                                          States            Floor
                                                                                       Richmond, VA 23219
---------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Name                      Title                                      Citizenship       Address
-----------------------------------------------------------------------------------------------------------------
James P.                  Executive Vice President                   United            120 Tredegar Street, 3rd
O'Hanlon                                                             States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
Duane C. Radtke           Executive Vice President                   United            Four Greenspoint Plaza
                                                                     States            16945 Northchase Drive,
                                                                                       Suite 1750
                                                                                       Houston, TX 77060
-----------------------------------------------------------------------------------------------------------------
Edgar M. Roach,           Executive Vice President                   United            701 East Cary Street, 21st
Jr.                                                                  States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
Eva Teig Hardy            Senior Vice President - External           United            701 East Cary Street, 21st
                          Affairs & Corporate Communications         States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
G. Scott Hetzer           Senior Vice President and Treasurer        United            100 Tredegar Street, 3rd
                                                                     States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
Mark F.                   Senior Vice President and Chief            United            701 East Cary Street, 21st
McGettrick                Administrative Officer                     States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
James L.                  Senior Vice President - Law                United            100 Tredegar Street, 3rd
Sanderlin                                                            States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
William C. Hall,          Vice President - External Affairs and      United            100 Tredegar Street, 3rd
Jr.                       Corporate Communications                   States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
Simon C. Hodges           Vice President - Financial Planning        United            100 Tredegar Street, 3rd
                                                                     States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
Karen E. Hunter           Vice President - Tax                       United            701 East Cary Street, 21st
                                                                     States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
Steven A. Rogers          Vice President and Controller              United            100 Tredegar Street, 3rd
                                                                     States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
James F. Stutts           Vice President and General Counsel         United            100 Tredegar Street
                                                                     States            Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------
Patricia A.               Vice President and Corporate Secretary     United            100 Tredegar Street, 3rd
Wilkerson                                                            States            Floor
                                                                                       Richmond, VA 23219
-----------------------------------------------------------------------------------------------------------------

                                                       Directors
                                                       ---------

----------------------------------------------------------------------------------------------------------------------
Name                      Occupation                        Employer              Address                  Citizenship
----------------------------------------------------------------------------------------------------------------------
Thos. E. Capps            Chairman of the Board,            Dominion              100 Tredegar Street      United
                          President and Chief Executive     Resources, Inc.       Richmond, VA 23219       States
                          Officer
----------------------------------------------------------------------------------------------------------------------
William S.                Retired Senior Vice President     Texaco, Inc.          781 Weed Street          United
Barrack, Jr.                                                                      New Canaan, CT 06840     States
----------------------------------------------------------------------------------------------------------------------
Ronald J. Calise          Former Managing Director          Lehman Brothers       1 Fifth Avenue, Apt.     United
                                                                                  13G                      States
                                                                                  New York, NY 10003
----------------------------------------------------------------------------------------------------------------------
George A.                 Retired Chairman                  Dominion              Dominion Tower           United
Davidson, Jr.                                               Resources, Inc.       635 Liberty Avenue       States
                                                                                  Pittsburgh, PA 15222
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Name                      Occupation                        Employer              Address                  Citizenship
----------------------------------------------------------------------------------------------------------------------
John W. Harris            President                         Lincoln Harris,       100 North Tryon Street,  United
                                                            LLC                   Suite 2600               States
                                                                                  Charlotte, NC 28202
----------------------------------------------------------------------------------------------------------------------
Benjamin J.               Optometrist                                             904 North First Street   United
Lambert, III                                                                      Richmond, VA 23219       States
----------------------------------------------------------------------------------------------------------------------
Richard L.                Retired President and CEO         CSX Equipment         3805 Greenway            United
Leatherwood                                                                       Baltimore, MD 21218      States
----------------------------------------------------------------------------------------------------------------------
Margaret A.               President                         Lesley University     20 Everett Street        United
McKenna                                                                           Cambridge, MA 02138      States
----------------------------------------------------------------------------------------------------------------------
Steven A. Minter          President and Executive           The Cleveland         1422 Euclid Avenue,      United
                          Director                          Foundation            Suite 1400               States
                                                                                  Cleveland, OH 44115
----------------------------------------------------------------------------------------------------------------------
Kenneth A.                Corporate Director                Various               6 Whittaker's Mill       United
Randall                                                     companies             Williamsburg, VA         States
                                                                                  23185
----------------------------------------------------------------------------------------------------------------------
Frank S. Royal            Physician                                               East End Medical         United
                                                                                  Building                 States
                                                                                  1122 North 25th Street
                                                                                  Richmond, VA 23223
----------------------------------------------------------------------------------------------------------------------
S. Dallas                 President and Chief Executive     Dallas Simmons        314 Burnwick Road        United
Simmons                   Officer                           & Associates          Richmond, VA 23227       States
----------------------------------------------------------------------------------------------------------------------
Robert H.                 President                         Spilman               PO Box 880               United
Spilman                                                     Properties            Bassett, VA 24055        States
----------------------------------------------------------------------------------------------------------------------
David A.                  Founding Chairman of the          Healthcare            420 South Marion         United
Wollard                   Board, Emeritus Exempla                                 Parkway, Apt. 1301       States
                                                                                  Denver, CO 80209
----------------------------------------------------------------------------------------------------------------------

         5.       First Dominion.

         Credit Suisse Asset Management, LLC, a Delaware limited liability company ("CSAM"), is the collateral manager of First Dominion. The business, property and affairs of CSAM are managed exclusively by its managing directors.

                  A. First Dominion is a special purpose vehicle (i.e., a collateralized debt obligation fund) that invests in loans and bonds. The address of its principal business and principal office is 466 Lexington Avenue, New York, NY 10017. First Dominion has no officers, and its directors are listed below. Each such director is employed by QSPV Limited, and his principal occupation is providing general business services. The principal business address for each such director and QSPV Limited is Queensgate House, South Church Street, George Town, Grand Cayman, Cayman Islands.

                 ----------------------------------------------
                 Name                  Title     Citizenship
                 ----------------------------------------------
                 Hugh Thompson         Director  United Kingdom
                 ----------------------------------------------
                 Anthony Baker         Director  United Kingdom
                 ----------------------------------------------
                 Martin Couch          Director  United Kingdom
                 ----------------------------------------------
                 Philip Hines          Director  United States
                 ----------------------------------------------

                  B. The principal business of CSAM is asset management. The address of its principal business and principal office is 466 Lexington Avenue, New York, NY 10017. The managing directors of CSAM are listed below. The principal occupation of each such managing director is serving as a managing director of CSAM. The principal business address for each such managing director is 466 Lexington Avenue, New York, NY 10017.

            ---------------------------------------------------------
            Name                Title                  Citizenship
            ---------------------------------------------------------
            Jeffrey Peek        Managing Director      United States
            ---------------------------------------------------------
            Larry Smith         Managing Director      United States
            ---------------------------------------------------------
            Matt Moss           Managing Director      United Kingdom
            ---------------------------------------------------------
            Hal Liebes          Managing Director      United States
            ---------------------------------------------------------
            Andrew Marshak      Managing Director      United States
            ---------------------------------------------------------
            John Popp           Managing Director      United States
            ---------------------------------------------------------

         6.       Fleet.

         Fleet is a wholly owned subsidiary of FleetBoston Financial Corporation, a Rhode Island corporation ("FleetBoston").

                  A. The principal business of Fleet is commercial banking. The address of its principal business and principal office is 100 Federal Street, Boston, MA 02110. The names and present principal occupations of the directors and executive officers of Fleet are set forth below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to Fleet and the principal business address of each such director and executive officer is 100 Federal Street, Boston, MA 02110.

                                                    Directors
                                                    ---------

----------------------------------------------------------------------------------------------------------------
Name                               Principal Occupation                                              Citizenship
----------------------------------------------------------------------------------------------------------------
Joel B. Alvord                     President & Managing Director - Shawmut Capital Partners            United
75 Federal St., 18th Floor                                                                             States
Boston, MA 02110
----------------------------------------------------------------------------------------------------------------
William  Barnet, III               Chairman, President & CEO - The Barnet Company, Inc.                United
507 E. St. John St.                                                                                    States
Spartanburg, SC 29302
----------------------------------------------------------------------------------------------------------------
Daniel P. Burnham                  Chairman & CEO of Raytheon Company                                  United
141 Spring St.                                                                                         States
Lexington, MA 02421
----------------------------------------------------------------------------------------------------------------
Paul J. Choquette, Jr.             Chairman & CEO of Gilbane Building Company                          United
Seven Jackson Walkway                                                                                  States
Providence, RI 02903
----------------------------------------------------------------------------------------------------------------
Kim B. Clark                       Dean of the Faculty - Harvard Business School                       United
Soldiers Field Rd., Morgan Hall                                                                        States
125
Boston, MA 02163
----------------------------------------------------------------------------------------------------------------
John T. Collins                    Chairman & CEO of The Collins Group, Inc.                           United
60 State St., Ste. 700                                                                                 States
Boston, MA 02109
----------------------------------------------------------------------------------------------------------------
Gary L. Countryman                 Chairman Emeritus - Liberty Mutual Insurance Company                United
175 Berkeley St.                                                                                       States
Boston, MA 02117
----------------------------------------------------------------------------------------------------------------
T. J. Dermot Dunphy                Chairman - Kildare Enterprises, LLC                                 United
P.O. Box 303                                                                                           States
Loberty Corner, NJ 07938
----------------------------------------------------------------------------------------------------------------
Charles K. Gifford                 President & CEO - FleetBoston Financial Corporation                 United
                                                                                                       States
----------------------------------------------------------------------------------------------------------------
Marian L. Heard                    President & CEO - United Way of Massachusetts Bay                   United
245 Summer St., Suite 1401                                                                             States
Boston, MA 02210
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Name                               Principal Occupation                                              Citizenship
----------------------------------------------------------------------------------------------------------------
Robert M. Kavner                   Chairman - Overture Services, Inc.                                  United
380 Portage Ave.                                                                                       States
Palo Alto, CA 94306
----------------------------------------------------------------------------------------------------------------
Thomas J. May                      Chairman, President & CEO - NSTAR                                   United
800 Boylston St.                                                                                       States
Boston, MA 02199
----------------------------------------------------------------------------------------------------------------
Donald F. McHenry                  Professor of Diplomacy & International Relations -Georgetown        United
1320 19th St., NW                  University                                                          States
Washington, DC 20036
----------------------------------------------------------------------------------------------------------------
Henrique C. Meirelles              President of Global Banking -FleetBoston Financial Corporation      Brazil
590 Madison Ave., 22nd Floor
New York, NY 10022
----------------------------------------------------------------------------------------------------------------
Terrence  Murray                   Chairman - FleetBoston Financial Corporation                        United
                                                                                                       States
----------------------------------------------------------------------------------------------------------------
Michael B. Picotte                 President & CEO - The Picotte Companies                             United
20 Corporate Woods Blvd.                                                                               States
Albany, NY 12211
----------------------------------------------------------------------------------------------------------------
Francene S. Rodgers                Chief Executive Officer - WFD, Inc.                                 United
200 Talcott Ave., West                                                                                 States
Watertown, MA 02472
----------------------------------------------------------------------------------------------------------------
Thomas M. Ryan                     Chairman, President & CEO - CVS Corporation                         United
One CVS Dr.                                                                                            States
Woonsocket, RI 02895
----------------------------------------------------------------------------------------------------------------
T. Joseph Semrod                   Vice Chairman - FleetBoston Financial Corporation                   United
301 Carnegie Ctr.                                                                                      States
Princeton, NJ 08543
----------------------------------------------------------------------------------------------------------------
Paul R. Tregurtha                  Chairman & CEO - Mormac Marine Group, Inc. & Moran                  United
One Landmark Square                Transportation Co                                                   States
Stamford, CT 06901
----------------------------------------------------------------------------------------------------------------

                                    Executive Officers
                                    ------------------

-------------------------------------------------------------------------------------------
Name                      Principal Occupation                                 Citizenship
-------------------------------------------------------------------------------------------
Terrence Murray           Chairman                                            United States
-------------------------------------------------------------------------------------------
Charles K. Gifford        President and Chief Executive Officer               United States
-------------------------------------------------------------------------------------------
Henrique C. Meirelles     President of Global Banking                            Brazil
590 Madison Ave.
New York, NY 10022
-------------------------------------------------------------------------------------------
Eugene M. McQuade         Vice Chairman and Chief Financial Officer           United States
-------------------------------------------------------------------------------------------
H. Jay Sarles             Vice Chairman, Wholesale Banking                    United States
-------------------------------------------------------------------------------------------
Paul F. Hogan             Vice Chairman and Chief Risk Officer                United States
-------------------------------------------------------------------------------------------
Joseph A. Smialowski      Vice Chairman, Technology/Operations                United States
-------------------------------------------------------------------------------------------
Bradford H. Warner        Vice Chairman, Consumer Business Group              United States
-------------------------------------------------------------------------------------------
Peter J. Manning          Vice Chairman                                       United States
-------------------------------------------------------------------------------------------
T. Joseph Semrod          Vice Chairman                                       United States
301 Carnegie Ctr.
Princeton, NJ 08543
-------------------------------------------------------------------------------------------
John L. Mastromarino      Executive Vice President                            United States
-------------------------------------------------------------------------------------------
Anne M. Finucane          Executive Vice President                            United States
-------------------------------------------------------------------------------------------
Brian T. Moynihan         Executive Vice President                            United States
-------------------------------------------------------------------------------------------
Gary A. Spiess            Executive Vice President, General Counsel &         United States
                          Secretary
-------------------------------------------------------------------------------------------
M. Anne Szostak           Executive Vice President                            United States
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
Name                      Principal Occupation                                 Citizenship
-------------------------------------------------------------------------------------------
Ernest L. Puschaver       Chief Accounting Officer                            United States
-------------------------------------------------------------------------------------------
Douglas L. Jacobs         Executive Vice President                            United States
-------------------------------------------------------------------------------------------
Terrence P. Laughlin      Senior Vice President and Director of Strategic     United States
                          Planning
-------------------------------------------------------------------------------------------

                  B. FleetBoston is a holding company. The address of its principal business and principal office is 100 Federal Street, Boston, MA 02110. The names and present principal occupations of the directors and executive officers of FleetBoston are set forth below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to FleetBoston and the principal business address of each such director and executive officer is 100 Federal Street, Boston, MA 02110.

                                                    Directors
                                                    ---------

----------------------------------------------------------------------------------------------------------------
Name                               Principal Occupation                                              Citizenship
----------------------------------------------------------------------------------------------------------------
Joel B. Alvord                     President & Managing Director - Shawmut Capital Partners            United
75 Federal St., 18th Floor                                                                             States
Boston, MA 02110
----------------------------------------------------------------------------------------------------------------
William Barnet, III                Chairman, President & CEO - The Barnet Company, Inc.                United
507 E. St. John St.                                                                                    States
Spartanburg, SC 29302
----------------------------------------------------------------------------------------------------------------
Daniel P. Burnham                  Chairman & CEO of Raytheon Company                                  United
141 Spring St.                                                                                         States
Lexington, MA 02421
----------------------------------------------------------------------------------------------------------------
Paul J. Choquette, Jr.             Chairman & CEO of Gilbane Building Company                          United
Seven Jackson Walkway                                                                                  States
Providence, RI 02903
----------------------------------------------------------------------------------------------------------------
Kim B. Clark                       Dean of the Faculty - Harvard Business School                       United
Soldiers Field Rd., Morgan Hall                                                                        States
125
Boston, MA 02163
----------------------------------------------------------------------------------------------------------------
John T. Collins                    Chairman & CEO of The Collins Group, Inc.                           United
60 State St., Ste. 700                                                                                 States
Boston, MA 02109
----------------------------------------------------------------------------------------------------------------
Gary L. Countryman                 Chairman Emeritus - Liberty Mutual Insurance Company                United
175 Berkeley St.                                                                                       States
Boston, MA 02117
----------------------------------------------------------------------------------------------------------------
T. J. Dermot Dunphy                Chairman - Kildare Enterprises, LLC                                 United
P.O. Box 303                                                                                           States
Loberty Corner, NJ 07938
----------------------------------------------------------------------------------------------------------------
Charles K. Gifford                 President & CEO - FleetBoston Financial Corporation                 United
                                                                                                       States
----------------------------------------------------------------------------------------------------------------
Marian L. Heard                    President & CEO - United Way of Massachusetts Bay                   United
245 Summer St., Suite 1401                                                                             States
Boston, MA 02210
----------------------------------------------------------------------------------------------------------------
Robert M. Kavner                   Chairman - Overture Services, Inc.                                  United
380 Portage Ave.                                                                                       States
Palo Alto, CA 94306
----------------------------------------------------------------------------------------------------------------
Thomas J. May                      Chairman, President & CEO - NSTAR                                   United
800 Boylston St.                                                                                       States
Boston, MA 02199
----------------------------------------------------------------------------------------------------------------
Donald F. McHenry                  Professor of Diplomacy & International Relations - Georgetown       United
1320 19th St., NW                  University                                                          States
Washington, DC 20036
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Name                               Principal Occupation                                              Citizenship
----------------------------------------------------------------------------------------------------------------
Henrique C. Meirelles              President of Global Banking -FleetBoston Financial Corporation      Brazil
590 Madison Ave., 22nd Floor
New York, NY 10022
----------------------------------------------------------------------------------------------------------------
Terrence  Murray                   Chairman - FleetBoston Financial Corporation                        United
                                                                                                       States
----------------------------------------------------------------------------------------------------------------
Michael B. Picotte                 President & CEO - The Picotte Companies                             United
20 Corporate Woods Blvd.                                                                               States
Albany, NY 12211
----------------------------------------------------------------------------------------------------------------
Francene S. Rodgers                Chief Executive Officer - WFD, Inc.                                 United
200 Talcott Ave., West                                                                                 States
Watertown, MA 02472
----------------------------------------------------------------------------------------------------------------
Thomas M. Ryan                     Chairman, President & CEO - CVS Corporation                         United
One CVS Dr.                                                                                            States
Woonsocket, RI 02895
----------------------------------------------------------------------------------------------------------------
T. Joseph Semrod                   Vice Chairman - FleetBoston Financial Corporation                   United
301 Carnegie Ctr.                                                                                      States
Princeton, NJ 08543
----------------------------------------------------------------------------------------------------------------
Paul R. Tregurtha                  Chairman & CEO - Mormac Marine Group, Inc. & Moran                  United
One Landmark Square                Transpportation Co                                                  States
Stamford, CT 06901
----------------------------------------------------------------------------------------------------------------

                                         Executive Officers
                                         ------------------

----------------------------------------------------------------------------------------------------
Name                      Principal Occupation                                          Citizenship
----------------------------------------------------------------------------------------------------
Terrence Murray           Chairman                                                     United States
----------------------------------------------------------------------------------------------------
Charles K. Gifford        President and Chief Executive Officer                        United States
----------------------------------------------------------------------------------------------------
Henrique C. Meirelles     President of Global Banking                                     Brazil
590 Madison Ave.
New York, NY 10022
----------------------------------------------------------------------------------------------------
Eugene M. McQuade         Vice Chairman and Chief Financial Officer                    United States
----------------------------------------------------------------------------------------------------
H. Jay Sarles             Vice Chairman, Wholesale Banking                             United States
----------------------------------------------------------------------------------------------------
Paul F. Hogan             Vice Chairman and Chief Risk Officer                         United States
----------------------------------------------------------------------------------------------------
Joseph A. Smialowski      Vice Chairman, Technology/Operations                         United States
----------------------------------------------------------------------------------------------------
Bradford H. Warner        Vice Chairman, Consumer Business Group                       United States
----------------------------------------------------------------------------------------------------
Peter J. Manning          Vice Chairman                                                United States
----------------------------------------------------------------------------------------------------
T. Joseph Semrod          Vice Chairman                                                United States
301 Carnegie Ctr.
Princeton, NJ 08543
----------------------------------------------------------------------------------------------------
John L. Mastromarino      Executive Vice President                                     United States
----------------------------------------------------------------------------------------------------
Anne M. Finucane          Executive Vice President                                     United States
----------------------------------------------------------------------------------------------------
Brian T. Moynihan         Executive Vice President                                     United States
----------------------------------------------------------------------------------------------------
Gary A. Spiess            Executive Vice President, General Counsel & Secretary        United States
----------------------------------------------------------------------------------------------------
M. Anne Szostak           Executive Vice President                                     United States
----------------------------------------------------------------------------------------------------
Ernest L. Puschaver       Chief Accounting Officer                                     United States
----------------------------------------------------------------------------------------------------
Douglas L. Jacobs         Executive Vice President and Treasurer                       United States
----------------------------------------------------------------------------------------------------
Terrence P. Laughlin      Senior Vice President and Director of Strategic Planning     United States
----------------------------------------------------------------------------------------------------

         7.       VKM Prime Rate, VKM Floating Rate and VKM Senior Income.

         Van Kampen Investment Advisory Corp. ("VKM Advisory") is the investment advisor of VKM Prime Rate, VKM Floating Rate and VKM Senior Income.

                  A. The principal business of VKM Prime Rate, VKM Floating Rate and VKM Senior Income is investing. The address of its principal business and principal office is 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, IL 60181. The names and present principal occupations of the executive officers of VKM Prime Rate, VKM Floating Rate and VKM Senior Income are set forth below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to VKM Prime Rate, VKM Floating Rate and VKM Senior Income. The principal business address of each such executive officer is 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, IL 60181.

---------------------------------------------------------------------------------------------------
Name                        Principal Occupation                                       Citizenship
---------------------------------------------------------------------------------------------------
Richard F. Powers, III      Chairman, Trustee and President                           United States
---------------------------------------------------------------------------------------------------
Stephen L. Boyd             Executive Vice President and Chief Investment Officer     United States
---------------------------------------------------------------------------------------------------
John R. Reynoldson          Vice President                                            United States
---------------------------------------------------------------------------------------------------
John H. Zimmermann, III     Vice President                                            United States
---------------------------------------------------------------------------------------------------
John L. Sullivan            Vice President, Chief Financial Officer and Treasurer     United States
---------------------------------------------------------------------------------------------------
James M. Dykas              Assistant Treasurer                                       United States
---------------------------------------------------------------------------------------------------
Michael Coyne               Assistant Treasurer                                       United States
---------------------------------------------------------------------------------------------------
A. Thomas Smith, III        Vice President and Secretary                              United States
---------------------------------------------------------------------------------------------------
Sara Badler                 Assistant Secretary                                       United States
---------------------------------------------------------------------------------------------------
Howard C. Tiffen            Vice President                                            United States
---------------------------------------------------------------------------------------------------

                  B. The principal business of VKM Advisory is investing. The address of its principal business and principal office is 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, IL 60181. The names and present principal occupations of the executive officers of VKM Advisory are set forth below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to VKM Advisory. The principal business address of each such executive officer is 1 Parkview Plaza, P.O. Box 5555, Oakbrook Terrace, IL 60181.

----------------------------------------------------------------------------------------------------
Name                       Principal Occupation                                         Citizenship
----------------------------------------------------------------------------------------------------
Richard F. Powers, III     Chairman, Managing Director and Chief Executive Officer     United States
----------------------------------------------------------------------------------------------------
Stephen L. Boyd            President and Managing Director                             United States
----------------------------------------------------------------------------------------------------
Michael H. Santo           Chief Operating Officer and Managing Director               United States
----------------------------------------------------------------------------------------------------


         8.       Archimedes, Archimedes II and Endurance.

         ING Capital Advisors, LLC, a Delaware limited liability company ("ING Capital Advisors"), is the investment manager of Archimedes, Archimedes II and Endurance. ING Furman Selz Asset Management LLC, a Delaware limited liability company ("ING Furman Selz"), is the sole member of ING Capital Advisors. ING (U.S.) Financial Holdings Corp. ("ING Financial Holdings") is the sole member of ING Furman Selz.

                  A. The principal business of Archimedes is investment management. The address of its principal business and principal office is c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19711,
Attention: Donald Puglisi, Esq. The sole member of Archimedes is Donald J. Puglisi, who is a United States citizen.

                  B. The principal business of Archimedes II is investment management. The address of its principal business and principal office is c/o Queensgate SPV Services Limited, P.O. Box 1093GT, Compass Centre, 2nd Floor, Crewe Road, George Town, Grand Cayman, Cayman Islands, British West Indies. The directors of Archimedes II are Martin Couch, who is a United Kingdom citizen, and Helen Allen and Phillip Hinds, who are United States citizens.

                  C. The principal business of Endurance is investment management. The address of its principal business and principal office is c/o QSPV Limited, P.O. Box 1093GT, Queensgate House, George Town, Grand Cayman, British West Indies. The directors of Endurance are Martin Couch, who is a United Kingdom citizen, and Hugh Thompson, Phillip Hinds and Stephen O'Donnell, who are United States citizens.

                  D. The principal business of ING Capital Advisors is investment management. The address of its principal business and principal office is 333 South Grand Avenue, Los Angeles, CA 90071. The names and present principal occupations of the executive officers of ING Capital Advisors are set forth below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to ING Capital Advisors.

--------------------------------------------------------------------
Name                       Principal Occupation         Citizenship
--------------------------------------------------------------------
Mark A. Smith              Chief Executive Officer     United States
--------------------------------------------------------------------
Michael D. Hatley          CIO and President           United States
--------------------------------------------------------------------
Michael J. Campbell        Chief Credit Officer        United States
--------------------------------------------------------------------
Virginia M. Henneberry     Director of Marketing       United States
--------------------------------------------------------------------
Graydon W. Wilcox          CFO and COO                 United States
--------------------------------------------------------------------

                  E. The principal business of ING Furman Selz is investment management. The address of its principal business and principal office is 230 Park Avenue, 14th Floor, New York, NY 10169. The names and present principal occupations of the executive officers of ING Furman Selz are set forth below. Unless otherwise indicated, the principal occupation set forth opposite an individual's name refers to ING Furman Selz.

-----------------------------------------------------------------------------
Name                 Principal Occupation                        Citizenship
-----------------------------------------------------------------------------
Edmund A. Hajim      CEO                                        United States
-----------------------------------------------------------------------------
Timothy Schantz      President                                  United States
-----------------------------------------------------------------------------
Robert Miller        Executive Vice President and CFO           United States
-----------------------------------------------------------------------------
Kevin Cassidy        Executive Vice President                   United States
-----------------------------------------------------------------------------
Gerald Lins          General Counsel and Secretary              United States
-----------------------------------------------------------------------------
Joseph Kaminsky      Senior Vice President                      United States
-----------------------------------------------------------------------------
Wendy Lurie          Vice President and Assistant Secretary     United States
-----------------------------------------------------------------------------
Wendy Prager         Vice President and Assistant Secretary     United States
-----------------------------------------------------------------------------
Benjamin Emanuel     Vice President                             United States
-----------------------------------------------------------------------------
David Rutkin         Vice President                             United States
-----------------------------------------------------------------------------


         9.       KZH 2 and KZH 3.

         Moat Funding LLC, a Delaware limited liability company, owns all of the limited liability company interests of KZH 2 and KZH 3. Moat Funding Corp., a Delaware corporation, owns all of the limited liability company interests of Moat Funding LLC. Moat Funding Trust, a Massachusetts charitable lead trust, owns all of the capital stock of Moat Funding Corp. J H Holdings Corporation, a Massachusetts corporation, is the trustee of Moat Funding Trust.

                  A. The principal business of KZH 2 and KZH 3 is engaging in financing transactions. The principal business of Moat Funding LLC and Moat Funding Corp. is ownership of KZH 2, KZH 3 and other similar special purpose vehicles. The address of the principal business and principal office of KZH 2, KZH 3, Moat Funding LLC and Moat Funding Corp. is c/o J H Holdings Corporation and/or J.H. Management Corporation, Room 5/69, One International Place, Boston, MA 02110. The names of the directors and executive officers of KZH 2, KZH 3, Moat Funding LLC and Moat Funding Corp. are set forth below. Each such person holds the title set forth opposite his or her name with each of KZH 2, KZH 3, Moat Funding LLC and Moat Funding Corp. The present principal employment of each such director and executive officer is with J.H. Management Corporation or J H Holdings Corporation. The business address of each such director and executive officer is J.H. Management Corporation or J H Holdings Corporation, Room 5/69, One International Place, Boston, MA 02110.

-----------------------------------------------------------------
Name                     Title                       Citizenship
-----------------------------------------------------------------
Nancy D. Smith           Director and President     United States
-----------------------------------------------------------------
Louise E. Colby          Director                   United States
-----------------------------------------------------------------
Geraldine St. Louis      Vice President             United States
-----------------------------------------------------------------
R. Douglas Donaldson     Treasurer                  United States
-----------------------------------------------------------------


                  B. The principal business of Moat Funding Trust is ownership of KZH 2, KZH 3 and other similar special purpose vehicles. The address of its principal business and principal office is c/o J H Holdings Corporation and/or J.H. Management Corporation, Room 5/69, One International Place, Boston, MA 02110.

                  C. The principal business of J H Holdings Corporation is ownership of KZH 2, KZH 3 and other similar special purpose vehicles. The address of its principal business and principal office is Room 5/69, One International Place, Boston, MA 02110. The names and titles of the directors and executive officers of J H Holdings Corporation are set forth below. The present principal employment of each such director and executive officer is with J.H. Management Corporation or J H Holdings Corporation, except for Ilene T. Johnson, who is principally employed as a trust administrator. The business address of each such director and executive officer is J.H. Management Corporation or J H Holdings Corporation, Room 5/69, One International Place, Boston, MA 02110.

------------------------------------------------------------------
Name                     Title                        Citizenship
------------------------------------------------------------------
Ilene T. Johnson         Director                    United States
------------------------------------------------------------------
R. Douglas Donaldson     President and Treasurer     United States
------------------------------------------------------------------
Geraldine St. Louis      Vice President              United States
------------------------------------------------------------------


         10.      Spring Street.

         BAUGP, L.L.C., a Massachusetts limited liability company ("BAUGP"), is the general partner of Spring Street. Boston Sterling, Inc., a Massachusetts corporation ("Boston Sterling"), is the manager of BAUGP. The principal business of Spring Street is subscribing for, acquiring, holding and selling various assets, including but not limited to bank loans. The principal business of BAUGP is acting as the general partner of limited partnerships and other investment vehicles. The principal business of Boston Sterling is acting as the general partner of BAUGP and acquiring and holding real property. The address of the principal business and principal office of Spring Street is 717 North Harwood Street, Suite 2630, Dallas, TX 75201. The address of the principal business and principal office of BAUGP and Boston Sterling is 10 St. James Avenue, Suite 2000, Boston, MA 02116. The name, present principal occupation and citizenship of each director and executive officer of Boston Sterling are set forth below. The business address of each such director and executive officer is c/o The Baupost Group, L.L.C., 10 St. James Avenue, Boston, MA 02116.

--------------------------------------------------------------------------------------------------------------------
Name               Title                        Principal Occupation                                     Citizenship
--------------------------------------------------------------------------------------------------------------------
Seth A. Klarman    Director and President       President - The Baupost Group, L.L.C., an investment     United
                                                manager                                                  States
--------------------------------------------------------------------------------------------------------------------
Thomas W.          Director and Vice            Managing Director - The Baupost Group, L.L.C., an        United
Blumenthal         President                    investment manager                                       States
--------------------------------------------------------------------------------------------------------------------
Paul C. Gannon     Director, Vice President,    Managing Director, Chief Financial and Administrative    United
                   Treasurer and Clerk          Officer - The Baupost Group, L.L.C., an investment       States
                                                manager
--------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE B

         The following table sets forth the number of shares of Common Stock and percentage of outstanding Common Stock owned by each Group Member on the Closing Date, based on the assumption that (a) the Reporting Persons are not deemed to own beneficially the Additional Shares as of the Closing Date and (b) there are 189,183,258 shares of Common Stock outstanding, which reflects (i) the 40,667,884 shares outstanding immediately before the Closing Date, as represented by the Issuer to the Lenders in the Restructuring Agreement, less
(ii) 6,946,583 shares to be contributed to the Issuer promptly after Closing Date by CRW Financial, Inc., a wholly owned subsidiary of the Issuer, plus (iii) the 155,435,035 shares issued to Lenders on Closing Date, plus (iv) 26,922 shares issuable upon the exercise of the BNP Warrants.

-----------------------------------------------------------------------------------------------------------------------
           Group Member*               Shares of Common           Shares of Common Stock         Percentage of Common
                                         Stock Owned of             that May Be Deemed         Stock that May Be Deemed
                                       Record on Closing            Beneficially Owned            Beneficially Owned
                                             Date
-----------------------------------------------------------------------------------------------------------------------
1.         BNP Paribas                        21,104,322                    21,131,244**                          11.2%
-----------------------------------------------------------------------------------------------------------------------
2.  A.     Endeavour***                       19,422,184                             0                               0%
-----------------------------------------------------------------------------------------------------------------------
    B.     PPM America                                 0                    19,422,184                            10.3%
-----------------------------------------------------------------------------------------------------------------------
    C.     PPM Holdings                                0                    19,422,184                            10.3%
-----------------------------------------------------------------------------------------------------------------------
3.  A.     Wells Fargo                         6,430,207                     6,430,207                             3.4%
-----------------------------------------------------------------------------------------------------------------------
    B.     WFC Holdings                                0                     6,430,207                             3.4%
-----------------------------------------------------------------------------------------------------------------------
    C.     First Security                              0                     6,430,207                             3.4%
-----------------------------------------------------------------------------------------------------------------------
    D.     Wells Fargo & Company                       0                     6,430,207                             3.4%
-----------------------------------------------------------------------------------------------------------------------
4.  A.     First Source                       11,100,740                    11,100,740                             5.9%
-----------------------------------------------------------------------------------------------------------------------
    B.     F.S. Warrant                                0                    11,100,740                             5.9%
-----------------------------------------------------------------------------------------------------------------------
    C.     First Source Holdings                       0                    11,100,740                             5.9%
-----------------------------------------------------------------------------------------------------------------------
    D.     Dominion Capital                            0                    11,100,740                             5.9%
-----------------------------------------------------------------------------------------------------------------------
    E.     Dominion Resources                          0                    11,100,740                             5.9%
-----------------------------------------------------------------------------------------------------------------------
5.  A.     First Dominion                     12,161,478                    12,161,478                             6.4%
-----------------------------------------------------------------------------------------------------------------------
    B.     CSAM                                        0                    12,161,478                             6.4%
-----------------------------------------------------------------------------------------------------------------------
6.  A.     Fleet                              16,642,888                    16,642,888                             8.8%
-----------------------------------------------------------------------------------------------------------------------
    B.     FleetBoston                                 0                    16,642,888                             8.8%
-----------------------------------------------------------------------------------------------------------------------
7.         VKM Prime Rate                     11,618,775                    11,618,775                             6.1%
-----------------------------------------------------------------------------------------------------------------------
8.         VKM Floating Rate                  11,618,775                    11,618,775                             6.1%
-----------------------------------------------------------------------------------------------------------------------
9.  A.     VKM Senior Income                  11,618,775                    11,618,775                             6.1%
-----------------------------------------------------------------------------------------------------------------------
    B.     VKM Advisory                                0                    34,856,325                            18.3%
-----------------------------------------------------------------------------------------------------------------------
10.        Archimedes                          6,076,628                     6,076,628                             3.2%
-----------------------------------------------------------------------------------------------------------------------
11.        Archimedes II                       4,464,965                     4,464,965                             2.4%
-----------------------------------------------------------------------------------------------------------------------
12. A.     Endurance                           3,650,910                     3,650,910                             1.9%
-----------------------------------------------------------------------------------------------------------------------
    B.     ING Capital Advisors                        0                    14,192,503                             7.5%
-----------------------------------------------------------------------------------------------------------------------
    C.     ING Furman Selz                             0                    14,192,503                             7.5%
-----------------------------------------------------------------------------------------------------------------------
    D.     ING Financial Holdings                      0                    14,192,503                             7.5%
-----------------------------------------------------------------------------------------------------------------------
13.        KZH 2                               6,076,628                     6,076,628                             3.2%
-----------------------------------------------------------------------------------------------------------------------
14. A.     KZH 3                               2,433,940                     2,433,940                             1.3%
-----------------------------------------------------------------------------------------------------------------------
    B.     Moat Funding LLC                            0                     8,510,568                             4.5%
-----------------------------------------------------------------------------------------------------------------------

     -------------------------
* Information with respect to the Controlling Persons is given to the best knowledge of the Reporting Persons.
**   Includes 26,922 shares issuable upon the exercise of the BNP Warrants.
*** Endeavour is the record owner of these securities but has delegated the power to vote and to acquire and dispose of such securities to PPM America.

-----------------------------------------------------------------------------------------------------------------------
           Group Member*               Shares of Common           Shares of Common Stock         Percentage of Common
                                         Stock Owned of             that May Be Deemed         Stock that May Be Deemed
                                       Record on Closing            Beneficially Owned            Beneficially Owned
                                             Date
-----------------------------------------------------------------------------------------------------------------------
    C.     Moat Funding Corp.                          0                     8,510,568                             4.5%
-----------------------------------------------------------------------------------------------------------------------
    D.     Moat Funding Trust                          0                     8,510,568                             4.5%
-----------------------------------------------------------------------------------------------------------------------
    E.     J H Holdings                                0                     8,510,568                             4.5%
           Corporation
-----------------------------------------------------------------------------------------------------------------------
15. A.     Spring Street                      11,100,740                    11,100,740                             5.9%
-----------------------------------------------------------------------------------------------------------------------
    B.     BAUGP                                       0                    11,100,740                             5.9%
-----------------------------------------------------------------------------------------------------------------------
    C.     Boston Sterling                             0                    11,100,740                             5.9%
-----------------------------------------------------------------------------------------------------------------------
           Total****                         155,521,955                   155,548,877                            82.2%
-----------------------------------------------------------------------------------------------------------------------

     -------------------------
**** Totals are not duplicative of shares beneficially owned by more than one person.